UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HEALTHCARE TRIANGLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

HEALTHCARE TRIANGLE, INC.

7901 Stoneridge Drive, Suite 220

Pleasanton, California 94588

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 2, 2026

To the stockholders of Healthcare Triangle, Inc.,

We are pleased to invite you to attend the Special Meeting of Stockholders of Healthcare Triangle, Inc. (the “Special Meeting”). The Special Meeting will be held virtually via live webcast on Monday, February 2, 2026, at 9:00 a.m. Pacific Time.

Stockholders will NOT be able to attend the Special Meeting in person. The Special Meeting will be accessible only over the internet. Please see the question “Will the Meeting be Held Virtually” in the Proxy Statement accompanying this letter for information on how to register, obtain the proxy materials, attend, submit questions and vote at the Special Meeting.

We are making available to you the accompanying Notice of Special Meeting, Proxy Statement and form of proxy card or voting instruction form on or about February 1, 2026. We are pleased to furnish proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Special Meeting and conserves natural resources. On or about January 20, 2026, we mailed to our stockholders a notice that includes instructions on how to access our Proxy Statement and how to vote online. The notice also includes instructions on how you can receive a paper copy of your Special Meeting materials, including the Notice of Special Meeting, Proxy Statement and proxy card or voting instruction form. If you elected to receive your Special Meeting materials by mail, the Notice of Special Meeting, Proxy Statement and proxy card or voting instruction form were enclosed. If you elected to receive your Special Meeting materials via e-mail, the e-mail contains voting instructions and links to the Proxy Statement, of which is available on the Company’s website at www.healthcaretriangle.com. Additional details regarding admission to, and the business to be conducted at, the Special Meeting are described in the accompanying Notice of Special Meeting and Proxy Statement.

Only stockholders of record at the close of business on January 8, 2026 are entitled to notice of, and to vote at, the Special Meeting.

Your vote is important. Regardless of whether you plan to attend the Special Meeting, we hope that you will vote as soon as possible. You may vote over the internet, by telephone or by mailing in a proxy card. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options. Voting will ensure your representation at the Special Meeting regardless of whether you attend the Special Meeting.

Thank you for your on-going support of Healthcare Triangle, Inc.

By Order of the Board of Directors

/s/ David Ayanoglou
Pleasanton, California	David Ayanoglou Chief Financial Officer
January 20, 2026

HEALTHCARE TRIANGLE, INC.

7901 Stoneridge Drive, Suite 220

Pleasanton, California 94588

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 2, 2026

VIA A LIVE WEBCAST ONLY

You are cordially invited to attend the 2026 Special Meeting of Stockholders of Healthcare Triangle, Inc. (the “Company”) to be held in a virtual-only meeting format via live webcast on the Internet on February 2, 2026, at 10:00 a.m. Pacific Time.

At the Special Meeting, we will consider and act on the following items of business:

1.	To approve an amendment (as set forth on Exhibit A to the Company’s Proxy Statement, the “Reverse Split Amendment”) to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a reverse split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-hundred (1:100), with the exact ratio within such range to be determined by the Board of Directors of the Company (the “Reverse Split,” and such proposal, the “Reverse Split Proposal”); and

2.	To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal (the “Adjournment Proposal”).

This item of business is more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Special Meeting.

All stockholders are invited to attend the Special Meeting virtually and no stockholder will be able to attend the Special Meeting in person. The Special Meeting will be accessible via the internet in accordance with the instructions contained in the Proxy Statement. Please see “Questions and Answers About the Meeting and Voting — How Do I Vote At The Annual Meeting?” in the Proxy Statement accompanying this letter for information on how to attend, submit questions and vote at the Special Meeting.

WHO CAN VOTE?:

You can vote at the Special Meeting if you were a stockholder of record as of the close of business on Thursday, January 8, 2026.

REVIEW THE PROXY MATERIALS AND ANNUAL REPORT ON OUR WEBSITE:

You may also read this Notice and Proxy Statement on our website at www.healthcaretriangle.com.

AVAILABLE DATE:

This Notice, the Proxy Statement and the form of proxy are first being made available to stockholders on or about January 20, 2026, at https://web.viewproxy.com/HCTI/2026SM2.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE OVER THE INTERNET, BY TELEPHONE OR BY MAILING BACK A PROXY CARD. PLEASE REVIEW THE INSTRUCTIONS IN THE PROXY STATEMENT OR ON THE PROXY CARD OR VOTING INSTRUCTION FORM REGARDING EACH OF THESE VOTING OPTIONS.

We hope you are able to attend the Annual Meeting virtually via the internet. The virtual meeting format allows attendance from any location in the world. Whether or not you attend, it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope, vote your shares electronically or vote by telephone using the information provided in the attached Proxy Statement prior to the Annual Meeting date. The vote of each stockholder is very important. You may revoke your written proxy at any time before it is voted at the Annual Meeting by giving written notice to the Company’s Chief Financial Officer, by submitting a properly executed paper proxy bearing a later date or by attending the Annual Meeting virtually and voting online during the meeting. Stockholders may also revoke their proxies by entering a new vote over the internet or by telephone.

By Order of the Board of Directors

/s/ Dave Rosa
Dave Rosa
Chairman of the Board

i

HEALTHCARE TRIANGLE, INC.

7901 Stoneridge Drive, Suite 220

Pleasanton, California 94588

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 2, 2026

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of Healthcare Triangle, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at a Special Meeting of Stockholders to be held on February 2, 2026, and at any adjournment or postponement thereof. The Special Meeting will be held at 9:00 a.m. Pacific Time at https://web.viewproxy.com/HCTI/2026SM2.

On or about January 20, 2026, we will commence mailing of the proxy materials which are also available at https://web.viewproxy.com/HCTI/2026SM2. The proxy materials are being sent to stockholders who owned our common stock at the close of business on January 8, 2026, the record date for the Special Meeting (the “Record Date”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

A.	We sent you this Proxy Statement because our Board is soliciting your proxy to vote at the Special Meeting. This proxy statement summarizes the information you need to vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares.

Q.	What proposals will be voted on at the Special Meeting?

A.	Stockholders will vote on the following proposal at the Special Meeting:

Proposal 1—The Reverse Split Proposal: To approve an amendment to our Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-hundred (1:100), with the exact ratio within such range to be determined by our Board.

Proposal 2—The Adjournment Proposal: To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.

We will also consider other business, if any, that properly comes before the Special Meeting.

Q.	How does our Board recommend that stockholders vote on the proposals?

A.	Our Board recommends that stockholders vote “FOR” the Reverse Split Proposal.

Q.	Who is entitled to vote?

A.	The record date for the Special Meeting is the close of business on January 8, 2026. As of the Record Date, there were [●] shares of our common stock, par value $0.00001 per share, and 20,000 shares of the Series A Super Voting Preferred Stock, par value $0.00001 per share, issued and outstanding. Holders of record of our common stock and Series A Super Voting Preferred Stock as of the record date will be entitled to notice of and to vote on the proposals at the Special Meeting or any adjournment or postponement thereof.

Q.	How many votes are allocated to each share of common stock and Series A Super Voting Preferred Stock?

A.	Each holder of common stock is entitled to one vote for each share held by such holder and the holder of the Series A Super Voting Preferred Stock has 1,000 votes per share and votes with the common stock as a single class.

Q.	Will the Special Meeting be held virtually?

A.	The Stockholder Meeting will be completely virtual and conducted via live audio webcast to enable our stockholders to participate from any location around the world that is convenient to them. You will be able to attend the Stockholder Meeting by first registering at https://web.viewproxy.com/HCTI/2026SM2. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting.

We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

Both stockholders of record and street name stockholders will be able to attend the Special Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Special Meeting.

If you are a registered holder, your virtual control number will be on your or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the annual meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2026 Special Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/HCTI/2026SM2.

On the day of the Special Meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to VirtualMeeting@viewproxy.com in advance of the meeting.

Technical Difficulties

There will be technicians ready to assist you with any technical difficulties you may have accessing the annual meeting live audio webcast. Please be sure to check in by 9:45 a.m. Pacific Time on February 2, 2026, the day of the meeting, so that any technical difficulties may be addressed before the annual meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com.

Q.	How can I cause my shares to be voted without attending our Special Meeting?

A.	Whether you hold shares directly as a stockholder of record or beneficially in street name, you may cause your shares to be voted without attending the Special Meeting. You may grant a proxy or, for shares held beneficially in street name, submit voting instructions to your broker, bank or other agent in order to vote your shares. In most cases, you will be able to do this by using the Internet, by telephone or by mail if you received a printed set of the proxy materials.

●	By Internet — if you have Internet access, you may submit a proxy or voting instructions to vote your shares by logging into the secure website, which will be listed on your proxy card or voting instruction card, as applicable, and following the instructions provided.

●	By Telephone — if you have telephone access, you may submit a proxy or voting instructions to vote your shares by calling the toll-free number listed on the proxy card or voting instruction card, as applicable, and following the instructions provided.

●	By Mail — if you requested printed copies of the proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other agent, and mailing it in accordance with the instructions provided. If you provide specific voting instructions, your shares will be voted as you have instructed.

Proxies submitted via the Internet or by telephone should be received by 11:59 Pacific Time on February 1, 2026 in order to ensure that your vote is counted. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you later decide to attend the Special Meeting. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Q.	Can I change my vote or revoke my proxy?

A.	You may revoke your proxy or change your vote at any time before the final vote at the Special Meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, which proxies should be received by February 1, 2026 in order to ensure that they are counted at our Special Meeting; by voting by using the Internet or by telephone, either of which should be completed by 11:59 Pacific Time on February 1, 2026 to ensure it is counted at our Special Meeting (at which your latest Internet or telephone proxy in respect of any of your shares will be counted); or by attending the meeting and voting in person. Attending the Special Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked or vote your shares in a manner contrary to your prior proxy. If you hold shares through a broker, bank or other agent, you must contact that broker, bank or other agent directly to revoke any prior voting instructions.

Q.	What constitutes a quorum?

A.	The presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Shares represented by properly completed proxy cards marked with voting instructions or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present. Also, broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Special Meeting, as further described below under “What is a broker non-vote?” and “How will my shares be voted if I return a blank proxy card or a blank voting instruction card?”

Q.	What is a broker non-vote?

A.

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions and a “broker non-vote” occurs as to such matters. We believe that the Adjournment Proposal is considered to be “non-routine” under Nasdaq rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, the Reverse Split Proposal is considered to be “routine” under Nasdaq rules and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion.

Accordingly, we encourage you to vote promptly, even if you plan to participate in the Special Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Abstentions and broker non-votes will be counted towards the quorum requirement for the Special Meeting. Abstentions and broker non-votes will have the effect of voting “AGAINST” the Reverse Split Proposal while broker non-votes will have no effect on these proposals. Abstentions will have the effect of voting “AGAINST” the Adjournment Proposal while broker non-votes will have no effect on such proposal

Q.	What vote is required to approve each matter to be considered at our Special Meeting?

A.

Approval of Proposal 1 (The Reverse Split Proposal)—to approve the Reverse Split Amendment to the Certificate of Incorporation to effect the Reverse Split—will require the affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Special Meeting with respect to such matter by the holders of our common stock as of the record date. Abstentions will not be counted as votes cast for or against this proposal and, therefore, will have no impact on the outcome of the voting. We believe that brokers will have discretionary authority to vote on the Reverse Split Amendment to the Certificate of Incorporation to effect the Reverse Split and, therefore, we do not expect there to be broker non-votes resulting from the vote on Proposal 1. However, in the event of any broker non-votes in connection with Proposal 1, such broker non-votes will not be counted as votes cast for or against this proposal and, therefore, will have no impact on the outcome of the voting.

Approval of Proposal 2 (The Adjournment Proposal)—to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1—will require the affirmative vote of a majority of the votes cast and entitled to vote at the Special Meeting with respect to such matter by the holders of our common stock as of the record date. Our Amended and Restated Bylaws provide that “votes cast” shall exclude abstentions and broker non-votes.

Q.	What is the deadline for submitting a proxy?

A.	To ensure that proxies are received in time to be counted prior to our Special Meeting, proxies submitted by Internet or by telephone should be received by 11:59 Pacific Time on February 1, 2026, and proxies submitted by mail should be received by the close of business on the day prior to the date of our Special Meeting.

Q.	What does it mean if I receive more than one set of proxy materials?

A.	If you hold your shares in more than one account, you will receive notices for each account. To ensure that all of your shares are voted, please submit all proxy cards for which you receive a notice.

Q.	What happens if I do not give specific voting instructions?

A.	If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

“FOR” the Reverse Split Proposal; and

“FOR” the Adjournment Proposal.

Q.	Will a stockholder list be available for inspection?

A.	In accordance with our Bylaws, a list of stockholders entitled to vote at our Special Meeting will be available at our Special Meeting and, for 10 days prior to our Special Meeting, at Healthcare Triangle, Inc., 7901 Stoneridge Drive, Suite 220, Pleasanton, California 94588. Telephone: (925) 270-4812.

Q.	Who should I contact if I have any questions about how to vote?

A.	If you have any questions about how to vote your shares, you may contact Alliance Advisors at (866) 804-9616.

PROPOSAL 1

THE REVERSE SPLIT PROPOSAL

Introduction

Our Board has determined that it is advisable and in the best interests of us and our stockholders, for us to adopt the Reverse Split Amendment to the Certificate of Incorporation, to authorize our Board to effect the Reverse Split of our issued and outstanding shares of common stock at a specific ratio (the “Final Split Ratio”), ranging from one-for-two (1:2) to one-for-hundred (1:100) (the “Approved Split Ratios”), to be determined by our Board and announced by the Company before the effectiveness of the Reverse Split Amendment. A vote for this Proposal 1 will constitute approval of the Reverse Split that, once authorized by our Board and effected by filing the Reverse Split Amendment with the Secretary of State of the State of Delaware, will reclassify and combine between every two to hundred shares of our common stock into one share of our common stock.

If implemented, the Reverse Split will have the effect of decreasing the number of shares of our common stock issued and outstanding. We are not seeking a proportional reduction of the authorized shares of the Company’s common stock in connection with the Reverse Split; therefore, the Reverse Split will result in an effective increase in the authorized number of shares of our common stock available for issuance in the future.

Stockholders are asked to approve the Reverse Split Amendment set forth in Exhibit A to effect the Reverse Split consistent with those terms set forth in this Proposal 1, and to grant authorization to our Board to determine, in its sole discretion, whether or not to implement the Reverse Split, as well as the Final Split Ratio within the range of the Approved Split Ratios. The text of Exhibit A remains subject to completion of certain information, including the Final Split Ratio within the Approved Split Ratios, the date of our Board’s determination of the Final Split Ratio, and the date of the Company’s announcement of the Final Split Ratio, as identified on Exhibit A.

If approved by the affirmative vote of the holders of a majority of the votes cast by stockholders entitled to vote on this proposal, the Reverse Split would be effected on the Final Split Ratio approved by our Board prior to the one-year anniversary date of the Special Meeting and would become effective upon the time specified in the Reverse Split Amendment as filed with the Secretary of State of the State of Delaware. Our Board reserves the right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of us and our stockholders.

Purpose and Rationale for the Reverse Split

The purpose of the Reverse Split is to increase the market price of our common stock in order to mitigate the risk of our common stock being delisted from The Nasdaq Capital Market. Nasdaq has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. Nasdaq Listing Rule 5550(a)(2) requires that companies maintain a closing bid price that is greater than or equal to $1.00 per share.

Our Board believes that effecting the Reverse Split would, among other things, help the Company to (1) increase the per share price of our common stock, (2) maintain the listing of our common stock on Nasdaq, and (3) potentially improve the marketability and liquidity of our common stock.

Increase the Per-Share Price of our Common Stock.    The primary purpose for effecting the Reverse Split, should the Board choose to effect it, would be to increase the per share price of our common stock. In determining to seek authorization for the Reverse Split Proposal, the Board considered that, by combining a number of pre-split shares into one share of common stock, the market price of a post-split share is generally greater than the market price of a pre-split share. However, we cannot assure you that the Reverse Split will increase the per share price of our common stock or that any such increase will be proportional to the Reverse Split ratio (see “— Certain Risks Associated with the Reverse Split”).

Maintain Listing on Nasdaq. Our Board has considered the potential harm to the Company and its stockholders should Nasdaq delist our common stock from The Nasdaq Capital Market. Delisting our common stock could adversely affect the liquidity of our common stock because alternatives, such as the OTC Markets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. Our Board believes that the Reverse Split is an effective means for the Company to maintain compliance with the rules of Nasdaq and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our common stock.

Potentially Improve the Marketability and Liquidity of our common stock. Our Board believes that continued listing on Nasdaq provides overall credibility to an investment in our common stock, given the stringent listing and disclosure requirements of Nasdaq. In addition, our Board believes that the increased market price of our common stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock by mitigating the negative effects of certain practices and policies:

●	Stock Price Requirements: Many brokerage firms have internal policies and practices that have the effect of discouraging individual brokers from recommending lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks.

●	Stock Price Volatility: A higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our common stock attractive at its current prices due to the trading volatility often associated with stocks below certain prices. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks.

●	Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for lower-priced stocks.

●	Access to Capital Markets: If our common stock is delisted from Nasdaq, investor demand for additional shares of our common stock could be limited, thereby preventing us from accessing the public equity markets.

We believe that the Reverse Split, if effected, could increase analyst and broker interest in our common stock by avoiding these policies and practices. Increasing visibility of our common stock among a larger pool of potential investors could result in higher trading volumes. We also believe that the Reverse Split may make our common stock a more attractive and cost-effective investment for many investors, which could enhance the liquidity of our common stock for our stockholders. These increases in visibility and liquidity could also help facilitate future financings and give management more flexibility to focus on executing our business strategy, which includes the strategic management of authorized capital for business purposes.

Accordingly, for these and other reasons discussed herein, we believe that being able to effect the Reverse Split is in the best interests of the Company and its stockholders.

Risks of the Reverse Split

There can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, including:

The Reverse Split may not increase the price of common stock. We cannot assure you that the proposed Reverse Split will increase the price of our common stock. We expect that the Reverse Split will increase the market price of our common stock. However, the effect of the Reverse Split on the market price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per-share price of our common stock after the Reverse Split will not increase in the same proportion as the reduction in the number of outstanding shares of common stock following the Reverse Split, and the Reverse Split may not result in a per-share price that would attract investors who do not trade in lower priced stocks. In addition, although we believe that the Reverse Split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement the Reverse Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Split, including our future performance.

If the Reverse Split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split.

We may not satisfy Nasdaq continued listing requirements following the Reverse Split. While we intend to monitor the average closing price of our common stock and consider available options if it does not continue to trade at a level likely to result in us maintaining compliance, no assurances can be made that we will in fact be able to comply and that our common stock will remain listed on the Nasdaq Capital Market. In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if a listed company that fails to meet the minimum bid price requirement after effecting a reverse stock split over the prior one-year period or effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for an additional 180 day compliance period. If our common stock ultimately were to be delisted from the Nasdaq Capital Market for any reason, in addition to the effects noted above under “— Reasons for the Reverse Split Proposal — Maintain Listing on Nasdaq,” it could negatively impact us as it would likely reduce the liquidity and market price of our common stock; reduce the number of investors willing to hold or acquire our common stock; negatively impact our ability to access equity markets, issue additional securities and obtain additional financing in the future; affect our ability to provide equity incentives to our employees; and might negatively impact our reputation and, as a consequence, our business.

The proposed Reverse Split may decrease the liquidity of our common stock and result in higher transaction costs.    The liquidity of our common stock may be negatively impacted by the Reverse Split, given the reduced number of shares that would be outstanding after the Reverse Split, particularly if the stock price does not increase as a result of the Reverse Split. In addition, if the Reverse Split is implemented, it may result in some stockholders owning “odd lots” of fewer than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Accordingly, the Reverse Split may not achieve the desired results of increasing marketability of our common stock as described above.

You should also keep in mind that the implementation of the Reverse Split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in the Company (subject to the treatment of fractional shares). However, should the overall value of common stock decline after the proposed Reverse Split, then the actual or intrinsic value of the shares of common stock held by you will also proportionately decrease as a result of the overall decline in value.

The Board considered all of the foregoing factors and determined that seeking stockholder approval for the Reverse Split Proposal is in the best interests of the Company and the stockholders.

If the Reverse Split Proposal Is Not Approved

If the Reverse Split Proposal is not approved at the Special Meeting, the Charter will not be amended to effect the Reverse Split. The failure to obtain approval of the Reverse Split Proposal would likely result in our common stock becoming delisted by Nasdaq. Delisting of our common stock by Nasdaq may hinder our ability to raise financing and may materially adversely affect our business operations and results of operations.

If the Reverse Split Proposal Is Approved

If this Reverse Split Proposal is approved and the Board elects to implement the Reverse Split, the number of outstanding shares of common stock will be reduced in proportion to the ratio of the Reverse Split chosen by the Board.

Effects on Our Common Stock

Depending on the ratio for a Reverse Split determined by the Board, a minimum of two (2) and a maximum of hundred (100) shares of existing common stock would be combined into one new share of common stock. Based on [●] shares of common stock issued and outstanding as of the Record Date, immediately following a reverse stock split the Company would have approximately [●] shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for a reverse stock split is 1-for-2, and [●] shares of common issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for a reverse stock split is 1-for-100.

For the purposes of providing examples of the effect of the Reverse Split on our common stock, the following table contains approximate information (without accounting for the settlement of fractional shares), based on share information as of the Record Date, of the effect of a Reverse Split at certain ratios within the range of the proposed Reverse Split ratios on the number of shares of our common stock authorized, outstanding, and not outstanding.

Name and Position	Number of Shares of Common Stock Issued and Outstanding
Pre-Reverse Split	10,758,725
Post-Reverse Split 1:2	5,379,363
Post-Reverse Split 1:10	1,075,873
Post-Reverse Split 1:50	215,175
Post-Reverse Split 1:100	107,588

The Reverse Split would be effected simultaneously for all of our issued and outstanding shares of common stock, and the exchange ratio would be the same for all issued and outstanding shares of common stock. The Reverse Split would affect all holders of the issued and outstanding shares of common stock uniformly and would not affect any stockholder’s percentage ownership interest in the Company. Common stock issued pursuant to the Reverse Split would remain fully paid and non-assessable. We will not issue any fractional shares as a result of the Reverse Split and in lieu thereof, any stockholders that would otherwise be entitled to receive a fractional share will be entitled to have their post-Reverse Split share amount rounded up to the nearest whole share (which we describe below). Each stockholder will hold the same percentage of common stock immediately following the Reverse Split as such stockholders held immediately prior to the Reverse Split other than the nominal effect of the treatment of fractional shares.

Effect on the Preferred Stock

The Reverse Split, if implemented, would not affect the total authorized number of shares of the Series A Super Voting Preferred Stock or the par value of shares of the Series A Super Voting Preferred Stock.

Effect on Equity Compensation Arrangements

If the Reverse Split Proposal is approved by our stockholders and the Board decides to implement the Reverse Split, as of the Reverse Split effective time, the per share exercise price of any outstanding stock options and any applicable repurchase price of any restricted shares would be increased proportionately, and the number of shares issuable under outstanding stock options, restricted stock units, performance share units and all other outstanding equity-based awards would be reduced proportionately. The number of shares of common stock authorized for future issuance under our equity plan would be proportionately reduced and other similar adjustments would be made under the equity plans to reflect the Reverse Split. In addition, the performance targets to which our performance-based restricted stock units (“PSUs”) are subject, including certain stock price targets, would be proportionally adjusted based on the Reverse Split ratio selected by the Board. In addition, the number of shares of common stock available for issuance under our equity incentive plans will be proportionately adjusted for the Reverse Split ratio, such that fewer shares will be subject to the equity incentive plans.

Effect on Warrants and Convertible Notes

If the Reverse Split Proposal is approved by our stockholders and the Board decides to implement the Reverse Split, as of the Reverse Split Effective Time:

●	all outstanding warrants will be adjusted in accordance with their terms, which will result in the number of shares issuable upon exercise of any such warrant being rounded up to the nearest whole share and proportionate adjustments will be made to the exercise price; and

●	all outstanding convertible notes will have adjustments to the conversion rate and the conversion price made proportionate with the Reverse Split ratio.

This will result in approximately the same aggregate price being required to be paid under such securities upon exercise or conversion, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the Reverse Split as was the case immediately preceding the Reverse Split. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based on the Reverse Split ratio.

Effect on Market Capitalization

In addition, the Reverse Split will not itself immediately affect our overall market capitalization, i.e., our market capitalization immediately before the Reverse Split will be the same as immediately after the Reverse Split, except as a result of any rounding up of fractional shares as described below. However, if our trading price increases or declines over time following the Reverse Split, we will have a higher or lower market capitalization depending on that trading price.

Effect on Exchange Act Reporting and CUSIP

After the Reverse Split Effective Time, we would continue to be subject to periodic reporting and other requirements of the Exchange Act, and our common stock would continue to be listed on Nasdaq under the symbol “HCTI.”

After the Reverse Split Effective Time, the post-Reverse Split shares of common stock would have a new CUSIP number, which is a number used to identify our equity securities.

Effective Time of Reverse Split

The Reverse Split Proposal, if approved by stockholders, would become effective upon the date determined by the Board and, if required by law or otherwise deemed advisable by the Board, upon the filing of the Reverse Split Amendment with the Secretary of State of the State of Delaware. However, the exact timing of the filing of the Reverse Split Amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, the Board reserves the right to elect not to effect the Reverse Split, if, at any time before the Reverse Split Effective Time, the Board determines, in its sole discretion, that implementing the Reverse Split is not in the best interests of the Company and its stockholders. If the Board does not implement a Reverse Split on or prior to the one-year anniversary of the conclusion of the Special Meeting, stockholder approval would again be required prior to implementing any future reverse stock split and/or share reduction.

Except as to fractional shares, at the Reverse Split Effective Time, the Reverse Split will combine, automatically and without any action on the part of us or our stockholders, in the range of two (2) to hundred (100) shares of common stock issued (including shares of common stock held by the Company in treasury) immediately prior thereto into one (1) share of common stock.

Treatment of Fractional Shares

To avoid having any fractional shares of common stock (i.e., less than one full share of common stock) outstanding as a result of the Reverse Split, no fractional shares will be issued in connection with the Reverse Split. Instead, we will issue one full share of the post-Reverse Split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process, on a participant level. Each holder of shares of common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that stockholder did immediately prior to the Reverse Split, except for minor adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Split generally applicable to beneficial holders of shares of our common stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who held their pre-Reverse Split shares as “capital assets” as defined in the Code and continue to hold the post-Reverse Split shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local, or foreign tax considerations arising out of the Reverse Split.

We believe the Reverse Split qualifies as a recapitalization for U.S. federal income tax purposes. As a result,

●	Stockholders should not recognize any gain or loss as a result of the Reverse Split.

●	The aggregate basis of a stockholder’s pre-Reverse Split shares has become the aggregate basis of the shares held by such stockholder immediately after the Reverse Split.

●	The holding period of the shares owned immediately after the Reverse Split includes the stockholder’s holding period before the Reverse Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the solicitation of stockholder votes with regard to the proposed Reverse Split.

Reservation of Right to Abandon the Reverse Split

The Board believes that stockholder adoption and approval of the Reverse Split at a ratio of between 1-for-2 to 1-for-100 is in the best interests of our stockholders. If our stockholders approve this Reverse Split Proposal, the Board will implement the Reverse Split only upon a determination that the Reverse Split is in the best interests of the stockholders at that time. The Board reserves the right to abandon the Reverse Split Proposal without further action by our stockholders at any time before the Reverse Split Effective Time, even if stockholders approve the Reverse Split Amendment at the Special Meeting. By voting in favor of the Reverse Split Proposal, stockholders are also expressly authorizing the Board to determine not to proceed with, and abandon, the Reverse Split Proposal if it should so decide.

Interests of Directors and Executive Officers

Certain of our officers and directors have an interest in the Reverse Split Proposal as a result of their ownership of shares of common stock. However, we do not believe that our officers or directors have interests in the Reverse Split Proposal that are different than or greater than those of any of our other stockholders.

Required Vote

Approval of the Reverse Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. A failure to submit a proxy card or vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” this proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE REVERSE SPLIT PROPOSAL.

PROPOSAL 2

THE ADJOURNMENT PROPOSAL

Proposal

As described above, our Board has recommended an amendment to our Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one-for-two (1:2) to one-for-hundred (1:100), with the exact ratio within such range to be determined by our Board (Proposal 1). In furtherance of this recommendation, the Company is asking its stockholders to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.

Vote Required

Proposal 2, to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1, will require the affirmative vote of the holders of a majority of the votes cast by stockholders entitled to vote on this proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock and our Series A Super Voting Preferred Stock, our only outstanding classes of capital stock having the right to vote on this matter, known by us as of the Record Date, by:

●	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”) and includes any shares of Company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of January 8, 2026. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership in the following table is based on 10,758,725 shares of our common stock and 20,000 shares of our Series A Super Voting preferred stock issued and outstanding on January 8, 2026.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

		Number of Shares Beneficially Owned			Beneficial Ownership Percentages
Name and Address of Beneficial Owner (1)	Title	Common Stock	Preferred Stock		Percent of Common Stock	Percent of Preferred Stock	Percent of Voting Stock
Officers and Directors
David Ayanoglou	Chief Financial Officer	—	—		*	—	*
Sujatha Ramesh	Chief Operating Officer, and Director	—	—		*	—	*
Ronald McClurg	Director	—	—		*	—	*
Jainal Bhuiyan	Director	—	—		*	—	*
Dave Rosa	Director	—	—		*	—	*
Officers and Directors as a Group (total of 2 persons) 5% Stockholders		—	—		*	—	*
SecureKloud Technologies, Inc.		10,241	1,600,000	(2)	0.1%	100%	0.03%
Suresh Venkatachari		301	20,000	(3)	0.003%	100%	65.02%

(1)	The principal address of the named officers, directors and 5% stockholders of the Company is c/o Healthcare Triangle, Inc., 7901 Stoneridge Drive, Suite # 220, Pleasanton, CA 94588.
(2)

SecureKloud Technologies, Inc. is 60.7% owned by SecureKloud Technologies Limited which is a publicly traded company in India. SecureKloud Technologies, Inc, holds 1,600,000 Series B Preferred Shares that carry no voting rights and may be converted into 64,257 common stocks cumulatively.

(3)	Suresh Venkatachari holds 20,000 Series A Super Voting Preferred Shares that carry 1,000 votes per Preferred Share.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable document(s) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are stockholders of the Company may be “householding” our proxy materials. A single proxy statement or notice may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, annual report or notice you may (1) notify your broker, (2) direct your written request to: Healthcare Triangle, Inc., 7901 Stoneridge Drive, Suite 220, Pleasanton, California 94588. Telephone: (925) 270-4812. Stockholders who currently receive multiple copies of our proxy statement and/or notice at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement, annual report and/or notice to a stockholder at a shared address to which a single copy of the document(s) was delivered.

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which includes the financial statements, is available at /www.healthcaretriangle.com. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is also available on the SEC’s website.

Other Matters

We know of no other matters that will be presented for consideration at our Special Meeting. If any other matters properly come before our Special Meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

By Order of the Board of Directors

/s/ Dave Rosa
Dave Rosa
Chairman of the Board

EXHIBIT A

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HEALTHCARE TRIANGLE, INC.
a Delaware Corporation

Healthcare Triangle, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new paragraph at the end of such article:

“Effective at 12:01 a.m., Eastern Time, on [*], 2026 (the “2026 Split Effective Time”), every [*] (*) shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the 2026 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share of common stock, subject to the treatment of fractional interests as described below (the “2026 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. No fractional shares shall be issued in connection with the 2026 Reverse Split. Instead, holders who would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the 2026 Reverse Split ratio will be issued an additional fraction share of Common Stock to round up to the next whole post-Reverse Stock Split share of Common Stock. For those stockholders who hold shares with a brokerage firm, the Company intends to round up fractional shares at the participant level. No cash will be paid in lieu of fractional shares. As of the 2026 Split Effective Time and thereafter, a certificate(s) representing shares of common stock prior to the 2026 Reverse Split is deemed to represent the number of post-2026 Reverse Split shares into which the pre-2026 Reverse Split shares were reclassified and combined. The 2026 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, common stock of the Corporation and all references to such common stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of common stock shall be deemed to be references to the common stock or options or rights to purchase or acquire shares of common stock, as the case may be, after giving effect to the 2026 Reverse Split.”

3. This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on [*], 2026.

* _ * _ * _ *

Annex A-1

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Amended Certificate of Incorporation as of [*], 2026.

HEALTHCARE TRIANGLE, INC.

By:
David Ayanolglou
Chief Financial Officer

Annex A-2

NAME & ADDRESS HERE BARCODE HERE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. HEALTHCARE TRIANGLE, INC. SPECIAL MEETING OF STOCKHOLDERS FEBRUARY 2, 2026 AT 9:00 a.m. PACIFIC TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Sujatha Ramesh and David Ayanoglou, and each or either of them, as the true and lawful proxies and attorneys - in - fact of the undersigned, with full power of substitution and revocation, and hereby authorizes them, and each of them, to vote all of the shares of the capital stock of Healthcare Triangle, Inc., which the undersigned is entitled to vote at the 2026 Special Meeting of Stockholders of Healthcare Triangle, Inc., to be held on February 2, 2026 at 9:00 a.m. Pacific Time (the “2026 Healthcare Triangle, Inc. Special Meeting”), and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the 2026 Healthcare Triangle, Inc. Special Meeting. This year’s Special Meeting will be held only via the Internet and will be a virtual meeting. To register to attend the Meeting, please visit https://web.viewproxy.com/HCTI/2026SM2 before 11:59 p.m. EST on January 31. 2026. NAME & ADDRESS HERE CONTROL NUMBER Address Change: (If you noted any Address Changes above, please mark box.) տ UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. Signature Date Title Signature (Joint Owners) NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company, or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person. PROXY VOTING INSTRUCTIONS Please have your 11 - digit control number ready when voting by Internet or Telephone. Vote Your Proxy on the Internet: Go to https://www.fcrvote.com/HCTISM2 Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 - 866 - 402 - 3905 Use any touch - tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage - paid envelope provided. Scan QR Code for Digital Voting As a stockholder of HEALTHCARE TRIANGLE, INC., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on February 1, 2026. CONTROL NUMBER

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. The Board of Directors recommends a vote “FOR” Proposals 1 and 2. Please mark your votes like this Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on February 2, 2026: The Proxy Statement is available at: https://web.viewproxy.com/HCTI/2026SM2 1. To approve an amendment (as set forth on Exhibit A to the Company’s Proxy Statement, the “Reverse Split Amendment”) to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a reverse split of our issued and outstanding shares of common stock, at a specific ratio, ranging from one - for - two (1:2) to one - for - one hundred (1:100), with the exact ratio within such range to be determined by the Board of Directors of the Company (the “Reverse Split,” and such proposal, the “Reverse Split Proposal”); and FOR տ AGAINST տ ABSTAIN տ 2. To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal (the “Adjournment Proposal). FOR տ AGAINST տ ABSTAIN տ Note: Transact any other business that properly comes before the Special Meeting (including adjournments and postponements thereof).